Exhibit 10.25

Named Executive Officers’ and Directors’ Compensation

Base Salaries –The base salaries and their respective effective dates for the Named Executive Officers are based on annual salaries as follows:

Andrew J. Kohut	President & Chief Executive Officer	$570,000	January 1, 2007
Joel K. Mostrom	Executive Vice President & Chief Financial Officer	$340,000	July 24, 2007
J.P. Causey Jr.	Executive Vice President, Secretary & General Counsel	$292,000	January 1, 2007
Michael Cheetham (1)	Vice President – Pharmaceutical & Healthcare Packaging	£180,000	July 24, 2007
Timothy D. Whitfield (2)	Vice President – Branded Products Packaging	£146,400	July 24, 2007

(1) Mr. Cheetham’s base salary in U.S dollars as of January 1, 2008 was approximately $359,000
(2) Mr. Whitfield’s base salary in U.S dollars as of January 1, 2008 was approximately $292,000

Annual Incentive Awards – Effective as of January 1, 2008, the Named Executive Officers were designated participants in the 2008 Annual Incentive Program.  The target award for Mr. Kohut under the 2008 Annual Incentive Program is 60% of his 2008 base salary; the target awards for Messrs. Mostrom and Causey are 50% of their respective 2008 base salaries; and the target awards for Messrs. Cheetham and Whitfield are 45% of their respective 2008 base salaries.  Awards for Messrs. Kohut, Mostrom and Causey will be based 75% on the Corporation’s financial performance and 25% on individual performance.  Awards for Messrs. Cheetham and Whitfield will be based 75% on their respective division’s financial performance and 25% on individual performance.  The corporate and division performance component will be based on the achievement of targets based on (a) improvement in operating income before interest expense, income taxes, depreciation  and amortization over 2007 levels and  (b) operating income before interest expense, income taxes, depreciation  and amortization as a percent of net sales.  The individual performance component will be based on the individual officer’s achievement of individual performance goals during 2008.

2008-2010 Long-term Incentive Program - On January 7, 2008, as participants in the 2008-2010 cycle of the Long-Term Incentive Program, the Named Executive Officers received the following awards of shares of performance-based restricted common stock of the Corporation:

Andrew J. Kohut	President & Chief Executive Officer	68,900
Joel K. Mostrom	Executive Vice President & Chief Financial Officer	29,800
J.P. Causey Jr.	Executive Vice President, Secretary & General Counsel	25,600
Michael Cheetham	Vice President – Pharmaceutical & Healthcare Packaging	25,400
Timothy D. Whitfield	Vice President – Branded Products Packaging	20,600

The restricted shares will vest based on the Corporation’s total shareholder return over the 2008-2010 cycle compared to the total shareholder return of a peer group consisting of the companies in the Dow Jones Global Containers and Packaging Company Index during the three- year cycle.

Directors’ Compensation:
Employee directors of the Corporation are not paid for their service on the Board of Directors or any Board committee.  Each non-employee director receives an annual retainer of $32,000 for Board service; an attendance fee of $1,800 for each day attending a Board meeting, a committee meeting or meetings, or an organized Board of Directors business activity; and reimbursement of expenses.  A non-employee director traveling across the Atlantic or Pacific Ocean for a Board or Board committee meeting receives an additional meeting fee of $1,800.  The Chairmen of the Compensation and the Corporate Governance and Nominating Committees each receive an additional annual retainer of $6,000.  The Chairman of the Audit Committee receives an additional annual retainer of $10,000.  When there is not an employee Chairman of the Board, the non-employee Chairman of the Board receives an additional annual retainer of $125,000.  In addition, non-employee directors are eligible to receive awards of common stock, stock options or other equity awards under the provisions of the Corporation’s 2005 Incentive Plan.